Exhibit 4.12

                       Certain Registration Rights Under
                          Securities Agreement between
                Elcom International, Inc. and Robert J. Crowell,
                                  Assigned to:
                --------------------------------------------------


                                                                As to Number of
                                                                    Shares of
               Assignee                                           Common Stock

Linda M. Cioffi                                                     347,078

Christopher Crowell and Kathy Cioffi,
   as Co-Trustees of the KMC Trust No. 1                            158,677

Robert J. Crowell, as Trustee of the KMC Trust No. II               188,401

Robert J. Crowell, as Trustee of the                              3,749,928
   Robert J. Crowell Family Trust